Exhibit 10.2

Description of the $650 million Fourth Amended and Restated

Revolving Credit Agreement Extension

May 27, 2017

Pursuant to the terms of the $650 million Fourth Amended and Restated Revolving Credit Agreement, dated as of May 27, 2015, among Consumers Energy Company, the financial institutions named therein and JPMorgan Chase Bank, N.A., as Agent, the parties have all agreed, effective May 27, 2017, to extend the Termination Date (as defined therein) for a period of one year to May 27, 2022.